                                                                   EXHIBIT 10(M)

                         EMPLOYMENT SEPARATION AGREEMENT
                            AND RELEASE OF LIABILITY


         This Employment Separation Agreement and Release of Liability ("Agreement") is made on January 17, 2003 between Michael A. O'Brien ("Executive") and Pulte Homes, Inc., a Michigan corporation ("Pulte"). As used in this Agreement, "Employer" means Pulte, its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of the past and present directors, officers, trustees, employees and agents (in their individual and representative capacities) of each and any and all persons acting by, through, or in concert with any of them.

                                    RECITALS

         A. Executive has worked in the employ of Employer since 1994; his most recent position was Pulte's Senior Vice President - Corporate Development.

         B. Executive resigned from his employment, effective December 30, 2002 (the "Termination Date").

         C. In consideration of payments to be made, and benefits to be provided, by Employer to Executive, Executive and Employer have each agreed to release the other from any liability to the other and to the other matters set forth in this Agreement.

         Therefore, Executive and Employer agree as follows:

         1. Executive resigned from all of his positions with Employer (including all directorships and similar positions with any Pulte subsidiaries), effective on the Termination Date.

         2. The following will be Executive's sole and exclusive payments and benefits with respect to the termination of Executive's employment with Employer and Executive's other obligations under this Agreement:

                  (a) Executive will receive a performance bonus of $900,000 with respect to the year ending December 31, 2002. Such performance bonus will be payable at the time that 2002 performance bonuses are paid to Pulte executives (which will be paid on or before March 1, 2003). The bonus referred to in this paragraph 2(a) will be paid in accordance with Employer's normal payroll procedures and policies.

                  (b) In return for the consulting services described in Exhibit 1 to this Agreement, Executive will receive $31,250 on the first business day of each month beginning on January 1, 2003 and ending on December 1, 2003.

                  (c) Executive will be entitled to: (1) an amount equal to 100% of the award which would have been payable to him under the Long-Term Compensation Plan for Key Executives which commenced on January 1, 2000 if he had continued to participate in such plan until December 31, 2002 (one day after the Termination Date), which is the conclusion of the plan






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(such amount will be payable if and only if and when awards are payable to Pulte executives under such plan); (2) an amount equal to 2/3 of the award which would have been payable to him under the Long-Term Compensation Plan for Key
Executives which commenced on January 1, 2001 if he had continued to participate in such plan until the conclusion of the plan (such amount will be payable only if and when awards are payable to Pulte executives under such plan); and (3) an amount equal to 1/3 of the award which would have been payable to him under the Long-Term Compensation Plan for Key Executives which commenced on January 1,
2002 if he had continued to participate in such plan until the conclusion of the plan (such payment will be payable only if and when awards are payable to Pulte executives under such plan). Payments under this paragraph 2(c) will be in lieu of any awards, payments or rights which might be owed under the long-term compensation plans referred to in this paragraph. If the payment amount for any plan referred to in this paragraph 2(c) is less than the maximum amount payable to Executive under this paragraph 2(c) with respect to such plan, the Company will provide Executive with a calculation supporting the determination of such amount.

                  (d) Employer will provide Executive and his spouse and dependent children with continued medical, dental and vision insurance coverage, with benefits substantially equivalent to Executive's current coverage, until the first to occur of (1) January 1, 2008; (2) the date that Executive becomes eligible for equivalent coverage from a new employer; and (3) the date that the Company is no longer able to obtain such coverage for Executive at the current cost thereof (subject to normal, immaterial inflationary cost increases) (whether because the Company obtains such coverage for its employees from another insurer which does not provide this type of coverage at current costs (subject to normal, immaterial inflationary cost increases), or the Company's current insurer, CIGNA, ceases to provide such coverage at current costs, or otherwise), provided that (A) the Company will give Executive six months' advance notice of its termination of coverage under this clause (3) and (B) if the Company ceases to provide coverage to Executive under this clause (3), it will reimburse Executive an amount equal to the cost, on an annualized basis, paid for such coverage by the Company at the time this clause (3) became effective, with such reimbursement continuing until the first to occur of the dates referred to in clauses (1) and (2) above. Executive will pay the same portion of the cost of such coverage as is paid by Company executives for medical, dental and vision insurance coverage provided to them by the Company. If the Company's obligation to provide coverage under this paragraph 2(d) expires on January 1, 2008, Executive will have the opportunity to continue purchasing coverage under this paragraph (d) at his sole cost and expense for a period ending on the first to occur of (1) January 1, 2010; and (2) the dates referred to in clauses (2) and (3) of the first sentence of this paragraph 2(d).

                  (e) Executive's rights and obligations under Pulte's Income Deferral Plan (the "Deferral Plan") will continue in full force with respect to all amounts previously contributed by Executive to the Deferral Plan and all earnings thereon, notwithstanding the termination of his employment. As of December 31, 2002, Executive's cumulative benefit under the Deferral Plan was $1,051,427.02. Executive will not make any new contributions to the Deferral Plan.

                  (f) Pulte will satisfy its remaining obligations under the Company split dollar life insurance program in which Executive participated on the Termination Date.

                  (g) Executive will be allowed to retain his laptop computer.



                                       2
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                  (h) Executive will receive $50,000 in lieu of outplacement services, payable within five business days after this Agreement becomes effective under paragraph 12 below.

                  (i) Executive will be responsible for the payment of any taxes which may be payable with respect to the payments and benefits described in this paragraph 2, and Pulte will have the right to withhold or deduct any amounts which it deems necessary or appropriate in respect of such taxes.

         3. For the consideration described in this Agreement, Employer and Executive hereby fully and forever mutually release, acquit and discharge each other from and for all manner of claims, counterclaims, causes of action, bonds, bills, debts, sums of money, commissions, compensation for purported personal services rendered, damages and rights whatsoever, in law or in equity, now existing in its or his favor by reason of any facts, known or unknown (including under any Pulte Long-Term Compensation Plan). This release does not cover (a) any breach of this Agreement (including Pulte's obligations under paragraphs 2 above and 9 below) or (b) any rights of Executive in or with respect to his benefits under the Deferral Plan.

         4. Except for actions or suits based upon breaches of this Agreement or the Deferral Plan, each of Executive and Employer will refrain from commencing any suit, claim or action, or prosecuting any pending action, claim or suit, in law or in equity, against the other on account of any employment related action or cause of action based upon any facts, whether known or unknown, including all claims for wrongful discharge, breach of contract, violation of the penal statutes, negligence of any kind, intentional infliction of emotional distress, defamation and/or discrimination on account of sex, age, race, handicap or nationality which has or could have been alleged under the common law or any federal, state or local statute or ordinance, including: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; the Elliott-Larsen Civil Rights Act; the Michigan Handicappers Civil Rights Act; the Michigan Whistle Blowers Protection Act; the Michigan Wage and Benefit Act; and any and all amendments to any of the foregoing.

         5. (a) Executive will forever maintain as confidential, all confidential information of Employer. For purposes of this Agreement, confidential information means all confidential and proprietary information of Employer, including confidential and proprietary data, know-how, schedules, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, vendor information, pricing information, market definitions, inventions, ideas and information obtained from Employer as well as strategic information concerning Employer. Confidential information may be written or oral. Confidential information will not include information which:

                           (1) is or becomes severally available to the public
                  other than as a result of Executive's disclosure; or

                           (2) becomes available to Executive on a
                  non-confidential basis from a source other than Employer provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to Employer which is known to Executive.





                                       3
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         Executive will be allowed to disclose confidential information if required by law to do so. However, if practicable, Executive will advise Employer of such legal requirements prior to making such disclosure, so that Employer may attempt (at no cost or penalty to Executive) to seek an appropriate protective order or legal limitation on such disclosure.

         (b) From the date of this Agreement until December 31, 2005, Executive will not, directly or indirectly:

                  (1) Engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, member, associate, employee, consultant, owner or otherwise), a "Competing Business", which is any corporation, partnership, limited liability company, firm or enterprise (including a sole proprietorship) which is directly or indirectly engaged in any aspect of the home building or mortgage businesses anywhere in the United States or Mexico. Notwithstanding the foregoing, Executive may invest in any publicly-held corporation engaged in a Competing Business if (i) such investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation and (ii) Executive is not otherwise affiliated with such corporation.

                  (2) Hire any person known by Executive to be an employee of Employer or induce or attempt to induce any person known by Executive to be an employee of Employer or any of its affiliates to leave the employment of the Employer or such affiliate.

                  (3) Attempt to adversely affect the relationship between Pulte and any of its vendors, contractors, subcontractors, shareholders, or customers.

The provisions of this paragraph 5(b) will automatically terminate if (1) Employer breaches this Agreement by failing to pay Executive any payment or to provide any benefit to Executive when and as due under this Agreement and (2) Employer fails to cure such breach within 10 days after written notice from Executive to Employer of such breach by Employer.

         (c) If Executive violates this paragraph 5 in any material respect (and Pulte has not previously consented in writing to the action which constitutes the violation), Employer will be entitled, in addition to Employer's other rights and remedies (including a refund of amounts previously paid or benefits provided by Employer pursuant to this Agreement), to terminate any or all of the payments and benefits described in paragraph 2 above. Such termination (or exercise of other rights and remedies) will not be considered a breach of this Agreement by Employer.

         (d) Except as may be required by law, (1) Executive will not directly or indirectly assist or aid any other person, corporation, firm, partnership or other entity, in or about any action, cause of action, suit, claim, proceeding, litigation or other matter against Employer (collectively, "Covered Matters") and (2) Executive will not communicate with, either orally or in writing, in any manner whatsoever, any other person, corporation, firm, partnership or other entity, in or about any Covered Matter other than communications with Executive's attorneys and accountants and members of Executive's family and Executive's friends as long as such communications are conducted in a fashion which will not and could not reasonably be expected to adversely affect Employer.

         6. On the Termination Date, Executive will return to Employer all materials, files and any other property which belong to Employer (including his security cards, keys, and telephone credit card).

         7. Executive is completely able to perform the duties of his position at Employer, and has no disability recognized under the Workers' Compensation Act or otherwise. Executive will not claim or collect state unemployment benefits in connection with the termination of his employment with Employer. If Executive violates this covenant or if Executive claims or collects any worker's compensation benefits with respect to his employment by Employer, he will immediately forfeit or refund that portion of the consideration paid or payable by Employer to Executive under this Agreement which is equal to the unemployment or worker's compensation benefits, as applicable, received by Executive.

         8. Pulte will indemnify and hold Executive harmless from any claims, demands and complaints made by any third party, which arise out of or relate to Executive's good faith performance of his job duties during the term of his employment by Employer and of his consulting duties under this Agreement, in accordance with Employer's bylaws and applicable law. Executive will advise Employer of any such claim immediately upon becoming aware of it. Employer's agreement in this respect is based and reliant upon Executive's specific representation that he is not presently aware, nor does he have any reason to suspect, that any such claim, demand or complaint will be forthcoming, other than with respect to any matter which has been disclosed in Item 3 of Pulte's Annual Report on Form 10-K for the fiscal years ended December 31, 1999, 2000 or 2001 or in any of Pulte's Quarterly Reports on Form 10-Q with respect to any fiscal quarter during the period beginning January 1, 2002.

         9. In recognition of services previously rendered to Employer, Executive will retain the stock options identified on Exhibits 2 and 3 to this Agreement in accordance with the stock option agreements which evidence such option grants (the "Option Agreements"), except that the stock options identified on Exhibit 3 (a) became vested on the Termination Date and must be exercised on or before January 1, 2006; and (b) will not be subject to any restriction or forfeiture under this agreement (including paragraph 5 above) or otherwise, but will continue to be subject to the Option Agreements as to all other matters.

         10. (a) This Agreement, which will be effective and irrevocable immediately upon the time limits described in this Agreement, reflects the entire agreement of Executive and Employer relative to its subject matter, and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to Executive's retirement.

                (b) This Agreement may not be amended except by a written instrument signed by Executive and Pulte, on behalf of Employer.

                (c) This Agreement will be construed in accordance with and governed by Michigan law. The sole forum for any dispute under this Agreement will be the Oakland County (Michigan) Circuit Court; the parties consent to the exclusive jurisdiction of such court.





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
         11. Executive will use his best reasonable efforts to maintain, and will instruct his attorneys and accountants or maintain, the confidentiality of the existence and terms of this Agreement, and any underlying conversations, discussions, documents, correspondence or agreements in furtherance thereof or in connection or leading thereto. However, Executive will be entitled to disclose (a) information to the extent required by law, (b) information which becomes a matter of public record (other than as a result of Executive's disclosure thereof), (c) information to his immediate family but only after instructing them to keep such information confidential and (d) the existence of his non-disclosure obligation or other obligations under this Agreement to any person who requests that Executive disclose information in violation of this paragraph 11 or otherwise requests that Executive take action in violation of this Agreement. Upon request of Executive, as long as he is not in default of this Agreement or any other agreement between the parties, the Company will provide a favorable reference on behalf of Executive to prospective employers and others doing business with Executive.

         12. EXECUTIVE UNDERSTANDS THAT BY THIS AGREEMENT HE IS WAIVING ANY RIGHTS HE MAY PRESENTLY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EXECUTIVE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY WITHOUT ANY DURESS OR COERCION, AND AFTER HE HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. HE HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AND UNDERSTANDS HE WILL BE ALLOWED TO CONSIDER THIS AGREEMENT FOR 21 DAYS PRIOR TO SIGNING IT. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE FOR SEVEN DAYS FOLLOWING THE DATE IT IS SIGNED, DURING WHICH TIME HE MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO EMPLOYER, IN CARE OF JOHN
R. STOLLER, VICE PRESIDENT AND GENERAL COUNSEL. EXECUTIVE UNDERSTANDS THAT PAYMENTS TO BE MADE TO HIM AS PROVIDED IN THIS AGREEMENT WILL NOT COMMENCE UNTIL THE EXPIRATION OF SUCH SEVEN DAYS.


Date:  January 17, 2003     /s/  Michael A. O'Brien
                            --------------------------------------------------
                                   Michael A. O'Brien


                            Pulte Homes, Inc. (on behalf of itself and all entities which constitute "Employer" under this Agreement)


Date:  January 17, 2003     By: /s/  Mark J. O'Brien
                                ----------------------------------------------
                                  Name: Mark J. O'Brien
                                  Title: President and Chief Executive Officer






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
EXHIBIT 1
                               CONSULTING SERVICES


         Unless otherwise defined in this Schedule, all capitalized terms used in this Schedule will have the meanings given to them in the employment separation agreement and release of liability entered into today between Michael
A. O'Brien and Pulte Homes, Inc.

         1. During the Consulting Term (which began on December 31, 2002 and will end on December 30, 2003), Executive will, upon reasonable notice from Employer, provide the Services to Employer in connection with the Company's business, including domestic and international homebuilding, merger and acquisition opportunities, and other aspects of Employer's business. Executive will not be required to perform more than 10 hours of Services in any calendar month; unused portions of such 10 hour maximum will not be used in subsequent months. Executive will not be required to travel outside of the Metropolitan Detroit area, except to assist Pulte in testimony or preparation for any litigation or proceedings relating to matters or events which arose or took place during his employment with Pulte and then only with reasonable advance notice from Pulte.

         2. The Services will be rendered on a part-time basis only, at such times as Executive and Employer mutually agree in good faith. Every reasonable attempt will be made by Employer to accommodate Executive's full time occupation when scheduling the time and place for the delivery of the Services. Executive will be free to engage in any other activities, subject to paragraph 5 of the Agreement.

         3. Executive will at all times during the Consulting Term be an independent contractor of Employer, and will not be considered as having "Executive status" with Employer for any purpose.

         4. Executive will not have any authority to enter into any contract or agreement on behalf of Employer or to bind or commit Employer orally or in writing, except to the extent he has been so authorized by the chief executive officer or chief operating officer of Pulte.

         5. Executive will be reimbursed for all reasonable, necessary and pre-approved business related travel and other out-of-pocket expenses incurred by him in performing Services upon presentation of receipts or expense vouchers for such expenses in accordance with Employer's usual accounting procedures.


                                       Initials:

                                       /s/ MOB
                                       --------------


                                       /s/ MJO
                                       --------------

EXHIBIT 2




       Grant Date        Expiration Date     Number of Shares     Grant Price


       12/13/1995          12/13/2005             70,165            $17.00
       12/13/1995          12/13/2005             40,000            $21.00
       01/04/1999          01/04/2009             13,500            $28.72
       11/22/1999          11/22/2009             18,750            $21.25
       02/08/2000          02/08/2010             5,333             $17.50
       12/14/2000          12/14/2010             25,000            $41.84
       02/06/2001          12/13/2005             21,685            $37.25
       02/14/2002          12/13/2005             18,650            $48.53








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EXHIBIT 3

                                                                    Scheduled
 Grant Date    Expiration Date   Number of Shares   Grant Price    Vesting Date
 ----------    ---------------   ----------------   -----------    ------------

 01/04/1999        01/01/06            4,500           $28.72       01/04/2003
 02/08/2000        01/01/06            2,667           $17.50       02/08/2003
 02/28/2000        01/01/06           10,000           $16.22       02/28/2003
 11/22/1999        01/01/06            6,250           $21.25       11/22/2003
 12/13/2001        01/01/06           25,000           $43.65       12/13/2003
 12/14/2000        01/01/06           12,500           $41.84       12/14/2003
 02/28/2001        01/01/06           18,000           $34.28       02/29/2004
 09/06/2001        01/01/06           50,000           $37.11       09/06/2004
 12/13/2001        01/01/06           12,500           $43.65       12/13/2004
 12/14/2000        01/01/06           12,500           $41.84       12/14/2004
 02/28/2002        01/01/06           21,000           $51.78       02/28/2005
 12/13/2001        01/01/06           12,500           $43.65       12/13/2005